Exhibit 99.1

National & Retail Trades and First Call

For release: February 7, 2008 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS JANUARY SALES

MENOMONEE FALLS, WI, -- (Business Wire) – February 7, 2008 -- Kohl’s Corporation (NYSE: KSS) reported sales for the fiscal periods ended February 2, 2008.

As a reminder, the January 2007 fiscal month consisted of 5 weeks, while the current year period was 4 weeks.  Total sales for the additional week in fiscal 2006 were approximately $200 million.  The following comparable store sales results compare the period ended February 2, 2008 to the period ended January 27, 2007.

Comparing the four weeks ended February 2, 2008 to the four weeks ended January 27, 2007, comparable store sales decreased 8.3 percent.  Total sales for the January fiscal month were approximately $800 million, down 20.4 percent from the same period a year ago.

Fourth quarter sales were approximately $5.5 billion, up 0.7 percent over the same period a year ago.  Comparable store sales decreased 4.0 percent.

For the year, total sales increased 5.6 percent over the same period a year ago while comparable store sales decreased 0.8 percent.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “Customers continue to be selective in their purchases, driven by value and need.  Our inventory management strategy was successful and we will end the quarter with inventory below last year on a per store basis.  Based on January’s sales results, we expect our earnings per share to be at the low end of our guidance of $1.30 to $1.34 per diluted share.”

Sales Summary
($ in millions)
	Fiscal Period Ending		% Change This Year
	February 2,	February 3,	All	Comp
	2008	2007	Stores	Stores

Month	$ 791.4	$ 994.8	-20.4%	-8.3%
Quarter	$ 5,487.3	$ 5,448.6	0.7%	-4.0%
Year	$ 16,473.7	$ 15,596.9	5.6%	-0.8%

On February 2, 2008, the Company operated 929 stores in 47 states, compared with 817 in 45 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours (from 8:30 AM EST on Thursday, February 7 until 8:30 PM EST on Friday, February 8).  The dial-in number for the replay is (706) 645-9291 (Pass Code:  34493409).

Citi Investment Research Conference

Kevin Mansell, Kohl’s president, will be speaking on February 11, 2008 at the Citi Investment Retail Conference and Field Trip, which is being held at the Hyatt Regency Grand Cypress, in Orlando, Florida from February 11-13, 2008.  To listen to the live audio webcast of Mr. Mansell’s portion of the event, go to http://www.veracast.com/webcasts/citigroup/retail08/22101158.cfm on February 11 at 6:30 PM ET.  The replay of the audio-webcast for the entire event will remain available for replay until March 14, 2008.

Fourth Quarter Earnings Release

Kohl’s Corporation will release its fourth quarter earnings report on February 28, 2008 at 4 PM EST.  At 5 PM EST, a conference call is scheduled.  Investors will have the opportunity to listen to the conference by dialing (706) 902-0486 (Conference ID #34081229) ten minutes prior to the start of the call.  A replay of the conference call will be accessible for 30 days, from 8 PM EST February 28 through midnight March 28, 2008, by dialing (706) 645-9291 (Conference ID # 34081229).

In addition, the call will be webcast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Investor Relations” / “Calendar of Events”).  To listen to the audio web cast, please go to either web site at least 15 minutes early to register, download, and install any necessary audio software.  The webcast will be available for 30 days on both web sites.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464